EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                                                    Media Contact:
                                                    Dick Badler
                                                    VP, Corporate Communications
                                                    773-695-1030
                                                    dbadler@nlvl.com

                                                    Investor Contact:
                                                    Mark Borman
                                                    VP, Investor Relations
                                                    773-695-1150
                                                    mborman@nlvl.com

                 NEXTLEVEL SYSTEMS TO SUPPLY AT LEAST 15 MILLION
              ADVANCED DIGITAL SET-TOP DEVICES TO CABLE OPERATORS

                    MSOs To Become Shareholders In NextLevel,
                Which Will Change Name Back To General Instrument

   Breen Named Chairman and CEO Of General Instrument; Other Executives Named
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CHICAGO, December 17, 1997 - NextLevel Systems, Inc. (NYSE: NLV) today announced that it has entered into long-term understandings worth a total of at least $4.5 billion over the next 3-5 years to supply at least 15 million advanced digital set-top devices to nine leading cable system operators (MSOs) under the industry's Open Cable specifications.

The understandings reached by NextLevel, which is changing its name back to General Instrument Corporation, include commitments from MSOs representing about half of the entire cable industry. As part of these understandings, the MSOs will receive warrants to purchase approximately 16% of General Instrument equity at a price of approximately $15.00 per share. These warrants will vest only as set-top orders are actually shipped in the years 1998-2000.

General Instrument will also acquire from Tele-Communications, Inc., in exchange for approximately 10% of General Instrument equity, the digital transport and authorization functions of TCI's Head End In The Sky (HITS) organization,
providing  the  industry  a  secure  platform  to  support   widespread  digital
deployment.
                                                  (more)

These transactions are subject to completion of definitive documentation.

In addition, GI intends to establish strategic partnerships with consumer electronics companies to pursue future digital technology development and retail distribution.

Edward D. Breen, who was named the Company's President and Acting Chief Executive Officer on October 16, has been named Chairman and CEO of the new General Instrument Corporation and will become a member of the Board's Executive Committee. The Company also named three new officers: Eric M. Pillmore, Vice
President, Finance and Acting Chief Financial Officer; Scott A. Crum, Vice President of Administration and Employee Resources; and Robert A. Scott, Vice President Legal and Secretary.

The Company also announced other elements of its plan to improve financial performance and achieve the full strategic potential of its world-class communications technologies and market leadership positions. The plan, which was announced on October 16, 1997, includes:

      Cutting costs at its cable/satellite TV operations, including substantial job reductions at its San Diego and Puerto Rico satellite TV facilities and consolidation of its Chicago corporate headquarters into its Horsham, PA, cable TV facility, which will become the headquarters for General Instrument Corporation. The cost-cutting initiatives will result in annual earnings improvement of $0.05 to $0.07 per share beginning in 1998 for the new GI.

      Continuing to explore the establishment of the Company's advanced telephony operations, Next Level Communications, as an independent entity. The telephony unit will continue to do business as NextLevel Communications (NLC). The GI Board believes that NLC, which is deploying its NLevel(3) Switched Digital Access (SDA) system under contracts with Bell Atlantic and U S West, has created significant value that has not been recognized in the Company's stock price. The Board believes an eventual spin-off of NLC as a public company may be the best way to grow this business and increase shareholder value.

The Company now expects 1998 earnings of $0.65 to $0.75 per share if after-tax losses in the NLC telephony unit can be excluded, compared to its October 16, 1997 announced range of $0.45 to $0.50 before corrective actions. The difference in expectations is the combination of the $0.05 to $0.07 per share in savings in the cable/satellite TV operations and exclusion of NLC after-tax losses of $23-28 million ($0.15 to $0.18 per share) in 1998. This unit is expected to record an after-tax loss of over $30 million ($0.20 per share) in 1997.
                                                  (more)

General Instrument expects to record after-tax charges of $65-100 million ($0.42 to $0.64 per share). These charges, related principally to the restructuring, will be incurred and recorded by the Company during the fourth quarter of 1997 and first quarter of 1998.

"We have accomplished a great deal in the past 60 days to increase shareholder value and put our business on a growth track for the future," said Chairman and CEO Edward D. Breen. "We expect these transactions with the leading cable MSOs as both customers and shareholders to provide a strong foundation for our business, accelerate deployment of new consumer services, make Open Cable a reality and reinforce our market leadership position in the next generation of technology. We are deeply honored to become partners with so many fine companies."

General Instrument's cable/satellite TV business is the world leader in both analog and digital systems that provide video, audio and high-speed Internet/data services over cable television and satellite networks. The cable/satellite TV operations have approximately 7,000 employees and annual sales of approximately $1.8 billion. The telephony business is a start-up with 300 employees that reported its first $3 million of revenues in the most recent quarter.

To improve the cost structure of cable/satellite TV operations, GI since October 16, 1997 has announced a 16% reduction in headcount through the elimination of 225 positions in its San Diego-based satellite operations (completed); the closing of its Puerto Rican satellite receiver manufacturing facility and the elimination of its 1,100 positions (to be completed by the end of 1997); and the elimination of 20 positions as a result of moving its corporate headquarters from Chicago to Horsham, PA (to be completed in the first quarter of 1998).

The General Instrument name was chosen for the cable/satellite TV business based on its strong brand equity in these businesses. Next Level Communications will retain its name, which is associated in the market as a leader in next-generation digital telephone access systems. As a result of the name change, it is expected that the Company's ticker symbol on the New York Stock Exchange will be changed from NLV to GIC on or about February 2, 1998.
                                                  # # #

The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99, under the caption "Forward-Looking Information" in NextLevel System's quarterly report on Form 10-Q, for the three months ended September 30, 1997, are incorporated herein by reference. NextLevel Systems' actual results could differ materially from the "forward-looking" information in this press release.